                                                                    Exhibit (12)

                            CONSUMERS ENERGY COMPANY
                       Ratio of Earnings to Fixed Charges
                              (Millions of Dollars)


                                                 Twelve Months
                                                    Ended                              Years Ended December 31,
                                                 June 30, 1999   1998      1997        1996     1995       1994
                                                -----------------------------------------------------------------
                                                                  (b)
Earnings as defined (a)
Net income                                           $ 360      $ 306      $ 321     $ 296      $ 255      $ 226
Income taxes                                           175        135        152       150        133        107
Exclude equity basis subsidiaries                      (53)       (50)       (49)      (42)       (38)       (16)
Distributed income of equity investees                  23         12
Fixed charges as defined, adjusted to
  exclude capitalized interest of $1, $1, $2,
  $2, $1 and $1 million for the twelve months
  ended June 30, 1999 and for the years ended
  December 31, 1998, 1997, 1996, 1995 and
  1994, respectively                                   184        185        182       175        189        174
                                                     -----------------------------------------------------------

Earnings as defined                                  $ 689      $ 588      $ 606     $ 579      $ 539      $ 491
                                                     ===========================================================


Fixed charges as defined (a)
Interest on long-term debt                           $ 139      $ 138      $ 138     $ 139      $ 141      $ 136
Estimated interest portion of lease rental              10         10          9         9         10         10
Other interest charges                                  36         38         36        29         40         29
                                                     -----------------------------------------------------------

Fixed charges as defined                             $ 185      $ 186      $ 183     $ 177      $ 191      $ 175
                                                     ===========================================================


Ratio of earnings to fixed charges                    3.72       3.16       3.31      3.27       2.82       2.81
                                                     ===========================================================


NOTES:
(a) Earnings and fixed charges as defined in instructions for Item 503 of Regulation S-K.

(b) Excludes a cumulative effect of change in accounting after-tax gain of $43 million; if included, ratio would be 3.52

                                                                    Exhibit (12)


                            CONSUMERS ENERGY COMPANY
                Ratio of Earnings to Fixed Charges and Preferred
                     Securities Dividends and Distributions
                              (Millions of Dollars)


                                                 Twelve Months
                                                    Ended                              Years Ended December 31,
                                                 June 30, 1999    1998       1997      1996      1995      1994
                                                 ----------------------------------------------------------------
                                                                  (b)
Earnings as defined (a)
Net income after dividends on preferred stock        $ 327      $ 269      $ 284     $ 260      $ 227      $ 202
Income taxes                                           175        135        152       150        133        107
Exclude equity basis subsidiaries                      (53)       (50)       (49)      (42)       (38)       (16)
Distributed income of equity investees                  23         12
Fixed charges as defined, adjusted to
  exclude capitalized interest of $1, $1, $2,
  $2, $1 and $1 million for the twelve months
  ended June 30, 1999 and for the years ended
  December 31, 1998, 1997, 1996, 1995 and 1994,
  respectively                                         217        222        219       211        217        198
                                                     -----------------------------------------------------------

Earnings as defined                                  $ 689      $ 588      $ 606     $ 579      $ 539      $ 491
                                                     ===========================================================


Fixed charges as defined (a)
Interest on long-term debt                           $ 139      $ 138      $ 138     $ 139      $ 141      $ 136
Estimated interest portion of lease rental              10         10          9         9         10         10
Other interest charges                                  36         38         36        29         40         29
Preferred stock dividend requirement                    40         47         49        51         43         37
                                                     -----------------------------------------------------------

Fixed charges as defined                             $ 225      $ 233      $ 232     $ 228      $ 234      $ 212
                                                     ===========================================================


Ratio of earnings to fixed charges and
  preferred securities dividends and distributions    3.06       2.52       2.61      2.54       2.30       2.32
                                                     ===========================================================


NOTES:
(a) Earnings and fixed charges as defined in instructions for Item 503 of Regulation S-K.

(b) Excludes a cumulative effect of change in accounting after-tax gain of $43 million; if included, ratio would be 2.81